Exhibit 10.2

IKANOS COMMUNICATIONS, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the amended and restated 2004 Equity Incentive Plan and the related sub-plans, if applicable to you, (the “Plan”) will have the same defined meanings in this Notice of Grant and Terms of Conditions of Restricted Stock Units, attached hereto as Appendix A (together, the “Agreement”).

Name:	Michael Alan Ricci

You have been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement as follows:

Grant Number:	001523

Date of Grant:	June 4, 2007

Vesting Commencement Date:	June 5, 2007

Number of Restricted Stock Units:	75,000

Terms and Conditions:	United States

Vesting Schedule:

Fifty percent (50%) of the Restricted Stock Units will vest on the one (1)-year anniversary of the Vesting Commencement Date, and one-eighth (1/8th) of the Restricted Stock Units will vest each quarter thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of such quarter), subject to your continuing to be a Service Provider through each such date. In the event you cease to be a Service Provider for any or no reason (including death or Disability) before you vest in the right to acquire the Shares to be issued pursuant to the Restricted Stock Units, the Restricted Stock Units and your right to acquire any Shares hereunder will immediately terminate.

Acceleration of Vesting:

Notwithstanding the foregoing, in the event the Company terminates your employment with the Company without Cause, you will be entitled to receive accelerated vesting with respect to that portion of the Restricted Stock Units that would have vested during the one (1)-year period following your date of termination if you had remained employed with the Company through such period. If within twelve (12) months following a Change of Control (as defined below); (A) you resign from your employment with the Company for Good Reason or (B) the Company terminates your employment without Cause, then you will be entitled to receive accelerated vesting of the Restricted Stock Units as to fifty percent (50%) of the then unvested portion of the Restricted Stock Units.

For these purposes:

“Cause” means: (i) your failure to perform your assigned duties or responsibilities after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the Company’s business; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company; or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

“Good Reason” means any of the following that occurs on or following a Change of Control and without your express written consent: (i) a material reduction of your duties, position or responsibilities; (ii) a material reduction by the Company in your base salary as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (iv) a material change in the geographic location at which you must perform services (in other words, your relocation to a facility or a location more than fifty (50) miles from your then present location). Provided, however, that before you may terminate your employment for Good Reason, (A) you must provide written notice to the Company, within ninety (90) days of the initial existence of the Good Reason condition, setting forth the reasons for your intention to terminate your employment for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

You acknowledge receipt of a copy of the 2004 Equity Incentive Plan prospectus and its sub-plans, if applicable. The Agreement, prospectus and related sub-plans are available on the Company’s website under Equity Agreements at: http://iweb/Finance/ or by request from the Company’s Stock Administration Department. You hereby agree that the Agreement, the prospectus and related sub-plans (if applicable to you) are deemed to be delivered to you.

PARTICIPANT:	IKANOS COMMUNICATIONS, INC.

/s/Michael Ricci	/s/ Cory Sindelar
Signature	Cory Sindelar
Chief Financial Officer

Michael Ricci
Print Name

6/4/07
Date

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant. The Company hereby grants to the Participant under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Notice of Grant of Restricted Stock Units, subject to the Participant continuing to be a Service Provider through each applicable vesting date.

4. Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement, if the Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

5. Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, subject to Section 6.

6. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable (the “Withholding Taxes”).

Unless the Participant instructs the Company otherwise, the Company will withhold otherwise deliverable Shares upon vesting of Restricted Stock Units, according to the vesting schedule, having a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Administrator may specify from time to time. The Company will not retain fractional Shares to satisfy any portion of the Withholding Taxes. If the Administrator determines that the withholding of whole Shares results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

The Participant may instruct the Administrator to pay Withholding Taxes, in whole or in part, by one of the additional following alternatives:

(a) Participant providing irrevocable instructions to a Company-designated broker to deliver cash to the Company (or Participant’s employer) from the Participant’s previously established account with such broker equal to the Withholding Taxes; or

(b) Participant providing irrevocable instructions to a Company-designated broker to sell a sufficient number of Shares otherwise deliverable to Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or Applicable Laws.

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such Restricted Stock Units and any Shares otherwise deliverable with respect thereto, and the Restricted Stock Units will be returned to the Company at no cost to the Company.

7. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

8. No Effect on Service. Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 3 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant’s continuation as a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company to terminate Participant’s status as a Service Provider at any time, with or without cause.

9. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its [TITLE] at Ikanos Communications, Inc., [ADDRESS], or at such other address as the Company may hereafter designate in writing.

10. Grant is Not Transferable. Except to the limited extent permitted in the event of the Participant’s death, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

16. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock Units.

18. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.